Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2017

— Delivers Strong Growth in Net Sales and Base Business Net Sales —

—  Increases Full Year Net Sales Guidance —

Parsippany, N.J., October 31, 2017—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2017.

Executive Summary (vs. year-ago quarter where applicable):

•	Net sales of $408.4 million, an increase of 28.3%
•	Base business net sales* of $328.3 million, an increase of 3.2%
•	Net income of $32.7 million, an increase of 1.0%

•Adjusted net income* of $36.8 million, an increase of 0.1%

•Diluted earnings per share of $0.49,  a decrease of 2.0%

•Adjusted diluted earnings per share* of $0.55, a decrease of 1.8%

•Adjusted EBITDA* of $94.1 million, an increase of 10.5%

•Guidance for full year fiscal 2017:

-Net sales range increased to $1.660 billion to $1.685 billion

-Adjusted EBITDA range reaffirmed at $352.5 million to $367.5 million

-Adjusted diluted earnings per share range reaffirmed at $2.03 to $2.17

“We are pleased to report strong growth in net sales, base business net sales and adjusted EBITDA for the third quarter of 2017.  We generated $408.4 million in net sales for the quarter, an increase of 28.3%.   This includes an increase of 3.2% in base business net sales despite a challenging backdrop in the packaged foods industry.  We also benefited from approximately $80.1 million of net sales from the spices & seasonings and Victoria businesses that we recently acquired, both of which are tracking ahead of our original projections.  We completed the Back to Nature acquisition at the beginning of October, and we expect that brand to be a valuable piece of our portfolio and growth strategy,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

Mr. Cantwell continued, “We are encouraged by the continued success of our Green Giant frozen innovation products, which helped to drive performance in our base business. Net sales of Green Giant frozen products increased double digits for the second consecutive quarter, a very encouraging result in the current environment.  In the third quarter of 2017, we extended the Green Giant frozen line to include Green Giant Veggie Spirals in three varieties - zucchini, carrot and butternut squash.  We expect to begin shipping these products in January

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

2018 and we have seen very strong retailer acceptance so far.  We also had a  strong rebound in Pirate Brands, which saw a 21.0% increase in net sales for the quarter.  Some of our smaller brands, including Polaner,  Underwood,  New York Style and Cream of Wheat, also performed well in the third quarter.  We are optimistic that these positive trends will continue through the fourth quarter and into next year.”

Financial Results for the Third Quarter of 2017

Net sales increased $90.2 million, or 28.3%, to $408.4 million for the third quarter of 2017 from $318.2 million for the third quarter of 2016.  Net sales of the spices & seasonings business, acquired on November 21, 2016, and net sales of Victoria, acquired on December 2, 2016, contributed $70.4 million and $9.7 million, respectively, to the Company’s net sales for the quarter.

Base business net sales for the third quarter of 2017 increased $10.1 million, or 3.2%, to $328.3 million from $318.2 million for the third quarter of 2016. The $10.1 million increase was attributable to an increase in unit volume of $13.0 million, or 4.1%, offset by a decrease in net pricing of $2.9 million, or 0.9%.

Net sales increased across half of the Company’s brands, led by Green Giant which increased by $7.3 million for the third quarter.  Green Giant frozen products increased by $11.6 million, driven by the brand’s new innovation products.  The increase was offset by a decrease in net sales of Green Giant shelf-stable and other products of $4.3 million, primarily attributable to forecasted distribution losses with certain customers. Net sales of Pirate Brands increased $4.7 million, benefitting from a strong back-to-school season, new distribution gains and the shift in timing of certain promotional spending from the second quarter of last year to the third quarter of this year.  Other brands that contributed to the net sales growth for the quarter include Polaner,  Underwood,  New York Style and Cream of Wheat.

Gross profit increased $7.9 million, or 6.8%, to $123.3 million for the third quarter of 2017 from $115.4 million for the third quarter of 2016.  Gross profit expressed as a percentage of net sales was 30.2% in the third quarter of 2017 compared to 36.3% in the third quarter of 2016.  Excluding spices & seasonings and Victoria, approximately 2.9 percentage points of the decrease in gross profit percentage was due to an increase in warehousing and distribution costs, 1.0 percentage point of the decrease was due to an increase in coupon and slotting expenses and 0.9 percentage points of the decrease was due to a decrease in pricing.  The remaining 1.3 percentage points of the decrease was due to an increase in all other costs, including the impact of product mix.

Selling, general and administrative expenses increased $0.5 million, or 1.3%, to $43.0 million for the third quarter of 2017 from $42.5 million for the third quarter of 2016.  The increase was composed of increases in warehousing expenses of $1.4 million and selling expenses of $1.4 million (which includes a $2.1 million increase in brokerage expenses offset by a $0.6 million decrease in salesperson compensation), offset by decreases in marketing expenses of $0.9 million and all other expenses of $1.4 million.    Expressed as a percentage of net sales, selling, general and administrative expenses improved by 2.9 percentage points to 10.5% for the third quarter of 2017 compared to 13.4% for the third quarter of 2016.

Net interest expense increased $5.4 million, or 30.0%, to $23.4 million for the third quarter of 2017 from $18.0 million in the third quarter of 2016.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2016 to fund the spices & seasonings acquisition and the Victoria acquisition and in the second quarter of 2017 in connection with the Company’s credit agreement refinancing and senior notes offering.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $32.7 million, or $0.49 per diluted share, for the third quarter of 2017, as compared to reported net income of $32.4 million, or $0.50 per diluted share, for the third quarter of 2016.  The Company’s adjusted net income for the third quarter of 2017, which excludes the after-tax impact of acquisition-related expenses, was $36.8 million, or $0.55 per adjusted diluted share.  The Company’s adjusted net income for the third quarter of 2016, which

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excludes the after-tax impact of acquisition-related expenses and distribution restructuring expenses, was $36.7 million, or $0.56 per adjusted diluted share.

For the third quarter of 2017, adjusted EBITDA (which excludes the impact of acquisition-related expenses),  increased 10.5% to $94.1 million from $85.1 million for the third quarter of 2016.  Adjusted EBITDA as a percentage of net sales was 23.0% for the third quarter of 2017.

Financial Results for the First Three Quarters of 2017

Net sales increased $216.8 million, or 22.2%, to $1,194.4 million for the first three quarters of 2017 from $977.6 million for the first three quarters of 2016.  Net sales of the spices & seasonings business, acquired on November 21, 2016, and net sales of Victoria, acquired on December 2, 2016, contributed $200.9 million and $30.1 million, respectively, to the Company’s overall net sales increase.

Base business net sales for the first three quarters of 2017 decreased $13.7 million, or 1.4%, to $963.4 million from $977.1 million for the first three quarters of 2016. The $13.7 million decrease was attributable to decreases in unit volume of $8.6 million, or 0.9%, and net pricing of  $5.1 million, or 0.5%.

The base business net sales decline for the first three quarters of 2017 was largely attributable to the Company’s maple syrup products, Mama Mary’s and Bear Creek Country Kitchens. Net sales of maple syrup products decreased $5.2 million, or 7.0%, primarily due to the Company’s decision during the first quarter of 2017 to discontinue certain private label sales.  Net sales of Mama Mary’s decreased $3.4 million, or 11.7%, generally in line with a category decline of approximately 8.4%.  Net sales of Bear Creek Country Kitchens, which faced aggressive competition and a category decline of approximately 4.0% during the first three quarters of 2017, decreased $3.0 million, or 9.3%. For the first three quarters of 2017, net sales of Pirate Brands, Underwood, Polaner, New York Style and Green Giant increased by $3.2 million, $1.3 million, $1.2 million, $1.1 million and $0.6 million, or 4.7%, 9.1%, 4.6%, 4.2% and 0.2%, respectively.

Gross profit increased $20.0 million, or 5.9%, to $361.1 million for the first three quarters of 2017 from $341.1 million for the first three quarters of 2016.  Gross profit expressed as a percentage of net sales was 30.2% in the first three quarters of 2017 compared to 34.9% in the first three quarters of 2016.  Excluding spices & seasonings and Victoria, approximately 2.9 percentage points of the decrease in gross profit percentage was due to an increase in warehousing and distribution costs, 0.7 percentage points of the decrease was due to an increase in coupon and slotting expenses and 0.5 percentage points of the decrease was due to a decrease in pricing.  The remaining 0.6 percentage points of the decrease was due to an increase of all other costs, including the impact of product mix.

Selling, general and administrative expenses increased $30.2 million, or 26.1%, to $146.2 million for the first three quarters of 2017 from $116.0 million for the first three quarters of 2016.  The increase was composed of increases in marketing expenses of $10.4 million, acquisition-related expenses of $9.7 million, warehousing expenses of $9.3 million, selling expenses of $3.5 million (which includes a $3.6 million increase in brokerage expenses and a $0.7 million decrease in salesperson compensation) and a loss on sale of assets of $1.6 million, partially offset by a decrease in distribution restructuring expenses of $1.3 million and all other expenses of $3.0 million.  Expressed as a percentage of net sales, selling, general and administrative expenses increased 0.3 percentage points to 12.2% for the first three quarters of 2017 from 11.9% for the first three quarters of 2016.

Net interest expense increased $9.5 million, or 17.1%, to $65.0 million for the first three quarters of 2017 from $55.5 million in the first three quarters of 2016.  The increase was primarily attributable to additional borrowings made in the fourth quarter of 2016 to fund the spices & seasonings acquisition and the Victoria acquisition and in the second quarter of 2017 in connection with the Company’s credit agreement refinancing and senior notes offering.

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The Company’s reported net income under U.S. GAAP was $87.6 million, or $1.31 per diluted share, for the first three quarters of 2017, as compared to reported net income of $95.9 million, or $1.54 per diluted share, for the first three quarters of 2016.  The Company’s adjusted net income for the first three quarters of 2017, which excludes the after-tax impact of loss on extinguishment of debt, amortization of acquisition-related inventory step-up,  other acquisition-related expenses and loss on sale of assets, was $102.8 million, or $1.54 per adjusted diluted share.  The Company’s adjusted net income for the first three quarters of 2016, which excludes an intangible asset impairment-related adjustment to deferred taxes, the after-tax impact of the non-cash impairment charge and related loss on disposal of inventory, loss on extinguishment of debt, amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $111.4 million, or $1.79 per adjusted diluted share.

For the first three quarters of 2017, adjusted EBITDA (which excludes the impact of acquisition-related inventory step-up, other acquisition-related expenses and loss on sale of assets), increased 1.8% to $264.3 million from $259.6 million for the first three quarters of 2016.  Adjusted EBITDA as a percentage of net sales was 22.1% for the first three quarters of 2017.

Guidance

B&G Foods increased full year 2017 guidance for net sales to a range of $1.660 billion to $1.685 billion and reaffirmed full year 2017 guidance for adjusted EBITDA at a range of $352.5 million to $367.5 million and adjusted diluted earnings per share at a range of $2.03 to $2.17.  The increase in net sales guidance reflects in part the Back to Nature acquisition, which is expected to contribute approximately $17.5 million of net sales for the fourth quarter of 2017.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related expenses, gains and losses;  intangible asset impairment charges and related asset write-offs; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, October 31, 2017.  The call will be webcast live and can be accessed at ir.bgfoods.com.  The call can also be accessed live over the phone by dialing (888)  554-1432 for U.S. callers or (719) 325-2302 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 3194572.  The replay will be available from October 31, 2017 through November 14, 2017.  Investors may also access a web-based replay of the call at ir.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up);

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intangible asset impairment charges and related asset write-offs; gains and losses on sale of assets; and distribution restructuring expenses) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the third quarter and first three quarters of 2017 and 2016, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms,  Mrs. Dash,  New York Style,  Ortega,  Pirate’s Booty,  Polaner,  SnackWell’s,  Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share and overall expectations for fiscal 2017, and the Company’s expectations regarding sales trends and new product launches for Green Giant frozen products and sales trends for our overall business, including our recent acquisitions.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s

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continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully implement a new enterprise resource planning (ERP) system for the recently acquired spices & seasonings business and then for the rest of the Company’s business; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$22,615	$28,833
Trade accounts receivable, net	171,343	119,265
Inventories	487,390	356,590
Prepaid expenses and other current assets	33,601	26,399
Income tax receivable	9,567	10,787
Total current assets	724,516	541,874

Property, plant and equipment, net of accumulated depreciation of $192,867 and $169,474	266,381	245,344
Goodwill	615,770	614,278
Other intangibles, net	1,615,528	1,629,482
Other assets	6,292	4,625
Deferred income taxes	984	7,902
Total assets	$3,229,471	$3,043,505

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$137,205	$98,033
Accrued expenses	55,474	62,393
Current portion of long-term debt	—	10,515
Income tax payable	112	3,875
Dividends payable	30,921	30,879
Total current liabilities	223,712	205,695

Long-term debt	1,852,932	1,715,268
Other liabilities	17,779	21,405
Deferred income taxes	343,659	315,480
Total liabilities	2,438,082	2,257,848

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 66,496,333 and 66,406,314 shares issued and outstanding as of September 30, 2017 and December 31, 2016	665	664
Additional paid-in capital	297,303	387,699
Accumulated other comprehensive loss	(10,792)	(19,364)
Retained earnings	504,213	416,658
Total stockholders’ equity	791,389	785,657
Total liabilities and stockholders’ equity	$3,229,471	$3,043,505

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Net sales	$408,364	$318,247	$1,194,372	$977,601
Cost of goods sold	285,109	202,821	833,316	636,545
Gross profit	123,255	115,426	361,056	341,056

Operating expenses:
Selling, general and administrative expenses	43,019	42,465	146,244	115,989
Amortization expense	4,265	3,269	13,002	10,039
Impairment of intangible assets	—	—	—	5,405
Operating income	75,971	69,692	201,810	209,623

Other income and expenses:
Interest expense, net	23,374	17,974	65,019	55,535
Loss on extinguishment of debt	—	—	1,163	2,836
Other expense (income)	95	127	(2,865)	(2,173)
Income before income tax expense	52,502	51,591	138,493	153,425
Income tax expense	19,772	19,181	50,938	57,568
Net income	$32,730	$32,410	$87,555	$95,857

Weighted average shares outstanding:
Basic	66,496	64,758	66,484	62,135
Diluted	66,644	65,038	66,713	62,338

Earnings per share:
Basic	$0.49	$0.50	$1.32	$1.54
Diluted	$0.49	$0.50	$1.31	$1.54

Cash dividends declared per share	$0.465	$0.42	$1.395	$1.26

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash (Used in) Provided by Operating Activities

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Net income	$32,730	$32,410	$87,555	$95,857
Income tax expense	19,772	19,181	50,938	57,568
Interest expense, net	23,374	17,974	65,019	55,535
Depreciation and amortization	11,737	8,655	36,284	26,813
Loss on extinguishment of debt	—	—	1,163	2,836
EBITDA(1)	87,613	78,220	240,959	238,609
Acquisition-related expenses	6,448	6,544	20,141	10,475
Amortization of acquisition-related inventory step-up	—	—	1,550	3,074
Impairment of intangible assets	—	—	—	5,405
Loss on disposal of inventory	—	—	—	791
Loss on sale of assets	—	—	1,608	—
Distribution restructuring expenses	—	325	—	1,273
Adjusted EBITDA(1)	94,061	85,089	264,258	259,627
Income tax expense	(19,772)	(19,181)	(50,938)	(57,568)
Interest expense, net	(23,374)	(17,974)	(65,019)	(55,535)
Acquisition-related expenses	(6,448)	(6,544)	(20,141)	(10,475)
Distribution restructuring expenses	—	(325)	—	(1,273)
Write-off of property, plant and equipment	2	—	107	—
Deferred income taxes	15,087	9,888	35,079	45,555
Amortization of deferred financing costs and bond discount	1,468	1,319	4,263	4,101
Amortization of acquisition-related inventory step-up	—	—	(1,550)	(3,074)
Share-based compensation expense	1,082	1,341	4,284	4,457
Excess tax benefits from share-based compensation	—	—	—	(343)
Changes in assets and liabilities, net of effects of business combinations	(74,393)	(61,508)	(162,806)	7,306
Net cash (used in) provided by operating activities	$(12,287)	$(7,895)	$7,537	$192,778

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); intangible asset impairment charges and related asset write offs; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write offs, and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indentures contain ratios based on these measures.  As a result, internal management reports used during monthly

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operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write offs, and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Reported net income	$32,730	$32,410	$87,555	$95,857
Non-recurring adjustment to deferred taxes(1)	—	—	—	564
Loss on extinguishment of debt, net of tax(2)	—	—	727	1,784
Acquisition-related expenses, net of tax	4,028	4,116	12,582	6,588
Distribution restructuring expenses, net of tax(3)	—	204	—	801
Acquisition-related inventory step-up, net of tax(4)	—	—	968	1,934
Impairment of intangible assets, net of tax(5)	—	—	—	3,400
Loss on disposal of inventory, net of tax(5)	—	—	—	498
Loss on sale of assets, net of tax(6)	—	—	1,005	—
Adjusted net income	$36,758	$36,730	$102,837	$111,426
Adjusted diluted earnings per share	$0.55	$0.56	$1.54	$1.79

(1)

Non-recurring adjustment to deferred taxes for the first three quarters of 2016 relates to a true-up of deferred taxes resulting from our decision during the second quarter of 2016 to discontinue the Rickland Orchards brand and the related impairment of intangible assets.

(2)

Loss on extinguishment of debt for the first three quarters of 2017 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million and $0.2 million, respectively, relating to the repayment of all outstanding borrowings under the tranche A term loans and less than $0.1 million relating to the refinancing of our tranche B term loans.  Loss on extinguishment of debt for the first three quarters of 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(3)

Distribution restructuring expenses for the third quarter and first three quarters of 2016 includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf-stable distribution center in the United States to a third party logistics provider.

(4)

Acquisition-related inventory step-up for the first three quarters of 2017 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the spices & seasonings acquisition.  Acquisition-related inventory step-up for the first three quarters of 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(5)

During the first three quarters of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production.  Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively, which are recorded in “Impairment of intangible assets” in our consolidated statement of operations for the first three quarters of 2016.  We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw materials and finished goods inventory used for the Rickland Orchards brand.

(6)

During the first three quarters of 2017,  we sold to a third-party co-packer our Le Sueur, Minnesota research center, including the seed technology assets, property, plant and equipment.  We acquired the research center and related assets on November 2, 2015, as part of the Green Giant acquisition.  The sale resulted in a $1.6 million loss on sale of assets.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016
Reported net sales	$408,364	$318,247	$1,194,372	$977,601
Net sales from acquisitions(1)	(80,082)	—	(231,000)	—
Net sales of Rickland Orchards(2)	—	—	—	(528)
Base business net sales (3)	$328,282	$318,247	$963,372	$977,073

(1)

Reflects net sales for the spices & seasonings business and Victoria for the third quarter and first three quarters of 2017 for which there is no comparable period of net sales in 2016.  The spices & seasonings business was acquired on November 21, 2016, and Victoria was acquired on December 2, 2016.

(2)	Rickland Orchards was discontinued during the first three quarters of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

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